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                                                                   EXHIBIT T3A-4


                  FORM OF RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                      CARRIAGE HOUSE ASSISTED LIVING, INC.

        Carriage House Assisted Living, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby amends and restates its Certificate of Incorporation as permitted by Section 303 of the General Corporation Law of Delaware and certifies under penalty of perjury as follows:

        A. The name of the corporation is Carriage House Assisted Living, Inc. Carriage House Assisted Living, Inc., was originally incorporated under the name Health Care Equity Investments, Inc., and its original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 26, 1994.

        B. On _________, _____, the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") entered a confirmation order (the "Confirmation Order") confirming a plan of reorganization for Carriage House Assisted Living, Inc. and Assisted Living Concepts, Inc. (cases no. 01-10674 and 01-10670, respectively) (the "Plan").

        C. Concurrently herewith, the Carriage House Assisted Living, Inc. filed a certified copy of the Plan with the Secretary of State of the State of Delaware.

        D. The Plan provides for the amendment and restatement of the Corporation's Certificate of Incorporation, which is hereby restated and amended to read in its entirety as follows:

        FIRST: The name of the corporation is Carriage House Assisted Living, Inc. (the "Corporation")

        SECOND: The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, 19805. The name of the registered agent of the Corporation in the Sate of Delaware at such address is the The Prentice-Hall Corporation System, Inc.

        THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in the following activities:

        To develop, construct, lease, acquire, own, hold, maintain, manage, operate, improve, finance, sell, exchange, dispose of and otherwise deal with certain properties improved, or to be improved, with assisted living facilities (the "Properties"), either itself or in its capacity as a partner of a partnership for any of said purposes, together with such other activities as may be necessary or advisable in connection with its interests in the Properties. The Corporation shall not engage in any business unrelated to the Properties.

        FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 20,000 all of which shares shall be Common Stock having a par value


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of $0.01. The Corporation shall be prohibited from issuing non-voting equity securities to the extent required by Section 1123(a)(6) of the United States Bankruptcy Code.

        FIFTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, by-laws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation, but any by-laws adopted by the board of directors may be amended or repealed by a vote of stockholders in accordance with the provisions of the Delaware General Corporation Law. Election of directors need not be by written ballot.

        SIXTH: (a) A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment no repeal of this paragraph (a) nor the adoption of any provision of the Certificate of Incorporation inconsistent with this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

        (b) The Corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt by-laws or enter into agreements with any such person for the purpose of providing for such indemnification.

               THE UNDERSIGNED, being authorized by the United States Bankruptcy Court for the District of Delaware, for the purpose of amending and restating the Certificate of Incorporation of the corporation pursuant to the Delaware General Corporation Law and the Acts amendatory thereof and supplemental thereto, does make and file this Amended and Restated Certificate of Incorporation, hereby declaring and certifying that the facts stated herein are true, and accordingly hereunto has set my hand and seal this _______ day of __________________ 2001.

                            (Signature Page Follows)


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               IN WITNESS WHEREOF, these Restated Certificate of Incorporation has been executed by the [___________] of the Corporation on this __day of ___________, 2001.

                                     ------------------------------------------
                                     Name:
                                     Title: